Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A of Masterworks Vault 2, LLC of our report dated June 21, 2023, relating to the consolidated financial statements and each Series’ financial statements, which appears in such Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Cancun, Quintana Roo
June 21, 2023